UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2007

VIRTUAL RADIOLOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-33815	27-0074530
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Opus Parkway, Suite 200, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip code)

(952) 392-1100

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On November 20, 2007, Virtual Radiologic Corporation (the “Company”) terminated that certain Credit Agreement (the “Credit Agreement”), dated as of August 29, 2007, among the Company, the guarantors named therein (the “Guarantors”), the lenders from time to time party thereto and NewStar Financial, Inc., as administrative agent (the “Agent”). As previously disclosed in its Registration Statement on Form S-1 (File No. 333-136504) (the “Registration Statement”), the Company intended to use a portion of the proceeds from its initial public offering (the “Initial Public Offering”) towards the repayment of the debt outstanding under the Credit Agreement. On November 20, 2007, in connection with the closing of the Initial Public Offering and the termination of the Credit Agreement, the Company paid an aggregate of approximately $41.2 million to the Agent, which consisted of: (i) $41.0 million in respect of the unpaid principal of the term loan outstanding under the Credit Agreement; (ii) approximately $205,057 in respect of accrued and unpaid interest on such loan; and (iii) approximately $43,000 in respect of fees and expenses incurred in connection therewith. No prepayment penalties were incurred in connection with the termination of the Credit Agreement.

The Credit Agreement was comprised of a $4.0 million revolver, which was undrawn as of November 20, 2007, and a $41.0 million term loan, of which $41.0 million was outstanding as of November 20, 2007. The interest rates per annum applicable to the loans under the Credit Agreement were, at the Company’s option, equal to either a base rate or an adjusted LIBO rate, in each case, plus an applicable margin percentage. Accrued interest on the term loan was payable quarterly and at the date of maturity. Accrued interest on the revolver was payable quarterly from the date that the funds were drawn under the revolver. Under the Credit Agreement, the Company was required to pay the administrative agent certain fees. In addition, the Company was required to pay a commitment fee of 50 basis points per annum on any unused commitments under the revolver.

The indebtedness outstanding under the Credit Agreement was secured by a security interest in substantially all of the existing and future property and assets, including, but not limited to, accounts receivable, inventory, equipment, general intangibles, intellectual property and other personal property, of the Company and the Guarantors and was guaranteed by the Guarantors. In connection with the termination of the Credit Agreement, all security interests were released.

The Credit Agreement required compliance with certain financial ratios and covenants, including a leverage ratio, a fixed charge coverage ratio and a minimum Consolidated Adjusted EBITDA, including a minimum trailing twelve-month Consolidated Adjusted EBITDA.

In addition, the Credit Agreement included certain negative covenants, which were subject to certain exceptions, restricting or limiting the Company’s ability to, among other things: (i) create, incur, assume or permit additional indebtedness or guarantees; (ii) create, incur, assume or permit to exist additional liens; (iii) engage in mergers, consolidations and certain other transactions; (iv) dispose of assets; (v) enter into sale leaseback transactions; (vi) pay any dividends other than stock dividends; (vii) alter the business that the Company is currently engaged in; (viii) make investments and (ix) enter into transactions with affiliates.

As of September 30, 2007, the Company had cash and cash equivalents of approximately $11.5 million.

The above summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which was filed as Exhibit 10.66 to the Company’s Registration Statement filed on September 17, 2007, and is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As described under Item 1.02 above, the issuance of 4,000,000 shares of the Company’s common stock, $0.001 par value per share, in the Initial Public Offering, triggered a prepayment obligation under the Credit Agreement. Pursuant to the terms of the Credit Agreement, this prepayment obligation consisted of a prepayment of all amounts outstanding under the Credit Agreement up to an amount equal to all net proceeds received by the Company from the Initial Public Offering. As discussed above, on November 20, 2007, the Company paid the Agent approximately $41.2 million from the proceeds of the Initial Public Offering and terminated the Credit Agreement.

Item 8.01.	Other Events.

On November 20, 2007, the Company issued a press release announcing the closing of the Initial Public Offering and the exercise by the underwriters of their option to purchase additional shares. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press Release issued by Virtual Radiologic Corporation on November 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ George H. Frisch
Name:	George H. Frisch
Title:	General Counsel and Secretary

Dated: November 20, 2007